Exhibit 99.1
Quarterly Report to Holders of Contingent Value Obligations
For the Quarter Ended December 31, 2005

April 18, 2006

To Holders of Contingent Value Obligations:

This is the quarterly report for the synthetic fuel plants owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC, and Sandy River Synfuel LLC (“the Earthco plants”) for the quarter ending December 31, 2005.

Overview
There are currently 98.6 million Contingent Value Obligations (CVOs) issued and outstanding. CVOs were issued as a result of the Progress Energy, Inc. (Progress Energy or the Company) and Florida Progress Corporation share exchange, which occurred on November 30, 2000. For every Florida Progress Corporation share owned at that time, one CVO was issued.

Each CVO represents the right of the holder to receive contingent payments, based on the net after-tax cash flow generated by the Earthco plants. Qualifying synthetic fuel plants entitle their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuel produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50 percent of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. Payments will not generally be made to CVO holders until audit matters are resolved for the years of the tax returns in which the tax credits giving rise to the payments are realized. The Company cannot predict when the tax credits previously generated will be realized or when the audit matters for the tax return years in which tax credits are realized will be resolved. Based on past tax audit experience, the Company’s tax audits could take many years to resolve.

For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other noncash items plus income tax benefits, and minus income tax incurred. The total amount of net after-tax cash flow for any year will depend upon the final determination of the income tax savings realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could increase or decrease due to changes in the income tax savings realized for the year.

This is only an overview of the terms of the CVOs. The legal documents governing the CVOs contain significant additional information, including information concerning the realization of credits carried forward and payments of disposition proceeds.

Results of Operations for the Quarter Ended December 31, 2005
The estimated net after-tax cash flow for the quarter and year to date for each of the Earthco plants is as follows:
4th Quarter  Year to Date *
Solid Energy LLC           $  0.7 million  $     6.0 million
Ceredo Synfuel LLC         $20.0 million  $   16.6 million
Solid Fuel LLC      $(1.7) million  $(10.3) million
Sandy River Synfuel LLC                $   6.6 million               $(14.1) million

An estimated $121.1 million in synthetic fuel tax credits were generated but not realized nor included in the net after-tax cash flow amounts for the twelve months ended December 31, 2005.

*During 2003, 2004 and the first quarter of 2005, the Company accrued certain royalty obligations that correlate to synthetic fuel production levels; however, no cash payments were made. The Company has exercised its right in the related agreements to escrow those payments if certain conditions in the agreements were met. In May 2005, the Company made an initial payment into escrow of $103.3 million plus interest and fees upon establishment of the necessary escrow accounts. The Company provided adjusted cash flow information for 2004 and 2003 to reflect the allocation of these royalties in the appropriate year in the Quarterly Report to Holders of CVOs for the quarter ended March 31, 2005. The May 2005 payment into escrow of royalties allocated to 2005 is reflected in the net after-tax cash flows for year to date 2005.

Material Developments as of April 18, 2006

Energy Policy Act
On August 8, 2005, the Energy Policy Act of 2005 (EPACT) was signed into law. This new federal law contains key provisions affecting the electric power industry, including the redesignation of the Section 29 tax credit as a Section 45K general business credit. The amount of Section 29 tax credits that the Company was allowed to claim in any calendar year through December 31, 2005, was limited by the amount of the Company’s regular federal income tax liability. Section 29 tax credit amounts allowed but not utilized are currently carried forward indefinitely as deferred alternative minimum tax credits. The redesignation of Section 29 tax credits as a section 45K general business credit was effective on January 1, 2006, and removes the regular federal income tax liability limit on synthetic fuel production and subjects the credits to a 20-year carry forward period. This provision would allow the Company to produce synthetic fuel to a higher level than has been historically produced should it choose to do so. See discussion below regarding the impact of crude oil prices on future synthetic fuel production.

IRS Proceedings
In July 2004, the Company was notified that the IRS field auditors anticipated taking an adverse position regarding the placed-in-service date of the Earthco facilities. On October 29, 2004, the Company received the IRS field auditors’ preliminary report concluding that the Earthco facilities had not been placed in service before July 1, 1998, and proposing that the tax credits generated by those facilities be disallowed.

During October 2005, the Company and the IRS field auditors filed briefs with the National Office for the purpose of receiving technical advice on whether the Earthco facilities were placed in service prior to July 1, 1998, in order to determine if its synthetic fuel tax credits are allowable under Section 29 of the Internal Revenue Code. During February 2006, the IRS field auditors verbally informed the Company that the IRS National Office concluded that the four Earthco synthetic fuel facilities met the placed-in-service requirement. The IRS field auditors also indicated that, once they receive written confirmation of the National Office’s conclusion, the IRS field auditors will close their audit without any disallowance of tax credits. On February 28, 2006, the Company received its copy of the National Office Technical Advice Memorandum that concludes that the Earthco facilities met the placed-in-service requirement.

Permanent Subcommittee
In October 2003, the United States Senate Permanent Subcommittee on Investigations began a general investigation concerning synthetic fuel tax credits claimed under Section 29. The investigation is examining the utilization of the credits, the nature of the technologies and fuels created, the use of the synthetic fuel and other aspects of Section 29 and is not specific to the Company’s synthetic fuel operations. Progress Energy provided information in connection with this investigation. The Company cannot predict the outcome of this matter.

Impact of Crude Oil Prices
Although the Section 29/45K tax credit program is expected to continue through 2007, recent market conditions, world events and catastrophic weather events have increased the volatility and level of oil prices that could limit the amount of those credits or eliminate them entirely for the years following 2005. This possibility is due to a provision of Section 29 that provides that if the average wellhead price per barrel for unregulated domestic crude oil for the year (the Annual Average Price) exceeds a certain threshold price (the Threshold Price), the amount of Section 29/45K tax credits is reduced for that year. Also, if the Annual Average Price increases high enough (the Phase-out Price), the Section 29/45K tax credits are eliminated for that year. The Threshold Price and the Phase-out Price are adjusted annually for inflation. Synthetic fuel is not economical to produce absent the associated tax credits.

If the Annual Average Price falls between the Threshold Price and the Phase-out Price for a year, the amount by which Section 29/45K tax credits are reduced will depend on where the Annual Average Price falls in that continuum. For example, for 2005, the Threshold Price was $53.20 per barrel and the Phase-out Price was $66.78 per barrel. If the Annual Average Price had been $59.99 per barrel, there would have been a 50 percent reduction in the amount of Section 29 tax credits for that year.

The secretary of the Treasury calculates the Annual Average Price based on the Domestic Crude Oil First Purchases Prices published by the Energy Information Agency (EIA). Because the EIA publishes its information on a three-month lag, the secretary of the Treasury finalizes the calculations three months after the year in question ends. The Annual Average Price for calendar year 2005 was published on April 11, 2006. Based on the Annual Average Price of $50.26, there was no phase-out of the Company’s synthetic fuel tax credits in 2005.

The Company estimates that the 2006 Threshold Price will be approximately $55 per barrel and the Phase-out Price will be approximately $69 per barrel, based on an estimated inflation adjustment for 2006. The monthly Domestic Crude Oil First Purchases Price published by the EIA has recently averaged approximately $6 lower than the corresponding monthly New York Mercantile Exchange (NYMEX) settlement price for light sweet crude oil. As of January 31, 2006, the average NYMEX futures price for light sweet crude oil for calendar year 2006 was $69 per barrel. Based upon the estimated 2006 Threshold Price and Phase-out Price, if oil prices for 2006 remain at the January 31, 2006, average futures price level of $69 per barrel for the entire year in 2006, the Company currently estimates that the synthetic fuel tax credit amount for 2006 would be reduced by approximately 55 percent to 65 percent. Therefore, the estimated value of 2006 tax credits of approximately $27 per ton would be reduced to approximately $9 to $12 per ton for any synthetic fuel produced in 2006.

In November 2005, the U.S. Senate passed Senate Bill 2020, the Tax Relief Act of 2005, which includes proposed modifications to the Section 29/45K synthetic fuel tax credit program. This legislation would provide synthetic fuel producers with additional certainty around future synthetic fuel production decisions. The proposal amends the phase-out calculation and the annual inflation adjustment for the value of the synthetic fuel tax credits. Under Senate Bill 2020, the Annual Average Price, Threshold Price and the Phase-out Price for 2006 and 2007 would be based on oil prices for the previous calendar year. In addition, the annual inflation adjustment for the synthetic fuel tax credits for 2005, 2006 and 2007 would be eliminated. The U.S. House version of the Tax Reconciliation bill does not include these same provisions. The differences in the Senate and House versions of the bill will be reconciled in conference. The Company cannot predict with any certainty the likelihood of this legislation passing.

As noted above, the 2005 Annual Average Price did not cause a phase-out of the synthetic fuel tax credits related to synthetic fuel production in 2005. Therefore, if the provisions of Senate Bill 2020 regarding changes to the Section 29/45K synthetic fuel tax credit program were enacted into law, there would be no phase-out of these tax credits in calendar year 2006. However, the Company cannot predict with any certainty the price of oil for 2006 or 2007 and, therefore, it cannot predict what impact, if any, this proposed legislation would have on the value of tax credits in 2007.

The Company’s future synthetic fuel production levels for 2006 and 2007 remain uncertain because it cannot predict with any certainty the Annual Average Price of oil for 2006 or 2007 or the likelihood of legislation modifying the phase-out calculation being enacted into law. If oil prices for 2006 remain at the January 31, 2006, average futures price level of $69 per barrel for the entire year, it is unlikely that the Company would produce significant amounts of synthetic fuel in 2006 and could potentially forfeit credits associated with any 2006 synthetic fuel production. This could have a material adverse impact on the net after-tax cash flows. The Company is currently producing synthetic fuel at a reduced level pending resolution of the proposed legislation. The Company will continue to monitor the level of oil prices and retains the ability to adjust production based on future oil price levels.

Adjustments for Previous Periods
Net after-tax cash flows are estimated each quarter as actual information is not available until the tax return is filed in the subsequent year. The adjusted net after-tax cash flow information for the prior year is disclosed annually in the report for the fourth quarter.

The original net after-tax cash flow estimates for the year ended December 31, 2004, for each of the Earthco plants were revised in the Quarterly Report to Holders of CVOs for the quarter ended March 31, 2005, to reflect the allocation of royalties, as described above. In the table below the revised 2004 net after-tax cash flow estimates for the year ended December 31, 2004, have been adjusted to reflect amounts as filed on the 2004 federal tax returns.

The 2004 estimated net after-tax cash flow amounts for the calendar year for each of the Earthco plants are as follows:

Year to Date
Solid Energy LLC                                 $(4.6) million
Ceredo Synfuel LLC       $ 26.9 million
Solid Fuel LLC                                       $  3.1 million
Sandy River Synfuel LLC                    $ 21.6 million

Synthetic fuel tax credits of $38.3 million were generated, but not realized nor included in the net after-tax cash flow amounts for the year ended December 31, 2004.

Supplemental Information

Where can I find a current market value of the CVOs?
CVOs are traded on the Over The Counter “pink sheets.” To obtain a value contact your broker or visit pinksheets.com. Click on the “symbol lookup” and type “Progress Energy” in the “Search for a security” site, click “go” then click on “quote” to obtain the latest quote.

How can I purchase or sell CVOs?
You will need to contact a broker to purchase or sell CVOs.

What is the cost basis in the CVOs?
For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO that was issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over The Counter Market on November 30, 2000. If you received your CVOs in the share exchange your tax basis for your CVOs is 54.5 cents. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.

Who is the Securities Registrar and Transfer Agent for the CVOs?
Effective December 8, 2005, American Stock Transfer & Trust Company became the Securities Registrar and Transfer Agent.

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Call toll-free 1 (866) 668-6550